EXHIBIT 99.1

Sharps Compliance Reports Fiscal 2018 Second Quarter Results

•	Quarterly revenue of $11.1 million increased 15% over the prior year second quarter

•	Retail market billings increased 57%

•	Professional market billings improved 11%

•	Government and Assisted Living market billings increased 11% and 9%, respectively

•	Unused Medication solutions billings increased 78%

•	Quarterly earnings of $0.2 million versus a prior year quarterly loss of $0.2 million

HOUSTON, Texas, January 23, 2018 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for second quarter and first six months of fiscal year 2018, which ended December 31, 2017.
Revenue in the second quarter of fiscal 2018 increased 15% to $11.1 million, as compared to revenue of $9.7 million in the same prior year quarter, with gross margin of 28%, down slightly from gross margin of 30% in the second quarter of fiscal 2017. Gross margin was adversely impacted in the second quarter by unplanned repair and maintenance costs at our treatment facilities in both Pennsylvania and Texas as well as start-up expenses related to the launch of a second shift at the Pennsylvania plant. The Company reported operating income of $0.1 million in the second quarter of fiscal 2018, compared to an operating loss of ($0.2) million in the second quarter of fiscal 2017. Sharps recorded net income of $0.2 million or $0.01 per basic and diluted share in the second quarter of fiscal 2018, compared to a net loss of $0.2 million or ($0.01) per basic and diluted share in the second quarter of fiscal 2017.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “We delivered solid second quarter results with increased billings across all markets of our business contributing to our consolidated revenue growth. Our Retail business saw significant gains related to increased flu shot related orders, as well as growing demand for our unused medication solutions including the MedSafe in the Retail pharmacy market. Additionally, our environmental business saw triple digit growth related to third-party business at our treatment facility in Texas. With the volume growth at our treatment facility in Pennsylvania, we’ve added a second shift which is a positive development for the long term but resulted in some one-time expenses which compressed gross margins a bit in the quarter. Our route-based business now serves 23 states or 48% of the population and contributes 16% of overall revenues. In the small and medium quantity generator market, our ability to provide a diversified solution, be it route-based, mailback or a combination of the two, depending on our customers’ needs, is a competitive advantage as we focus on growing our market share and our reach.”
Second Quarter Review
Professional market billings increased 11% to $3.4 million in the second quarter of fiscal 2018 compared to $3.0 million in the prior year period. This increase was attributable to organic growth as the Company continued its focus on securing customers from the small to medium quantity generator sector consisting largely of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who benefit from the cost-effective and convenient Sharps Recovery System™ and the Company’s route-based pick-up services. The Company’s inside and online sales channel, which primarily targets the Professional and Government markets, realized a 12% increase in billings to $1.6 million in the fiscal 2018 second quarter from $1.4 million in the same prior year period.

Retail market billings increased 57% to $2.6 million compared with $1.6 million in the prior year period, reflecting an increase in flu shot related orders as well as increased order activity for the unused medication solutions including the MedSafe in the Retail pharmacy market.
Pharmaceutical Manufacturer billings increased 5% to $1.5 million in the second quarter of fiscal 2018 compared to $1.4 million in the second quarter of fiscal 2017. The increase is related to the timing of inventory builds for patient support programs. On a trailing twelve month basis, Pharmaceutical Manufacturer billings increased 12% to $5.8 million compared to the prior year.
Assisted Living market billings grew 9% to $0.6 million for the second quarter of fiscal 2018 and second quarter 2018 Home Health Care billings grew 5% to $2.1 million. Environmental billings increased to $0.3 million in the second quarter of fiscal 2018 as compared to $0.1 million in the second quarter of the prior year due to higher third-party treatment billings from our treatment facility in Texas.
Government billings increased 11% to $0.4 million in the first quarter of fiscal 2018. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement, consistent with the second quarter of fiscal 2017. MedSafe related orders to the government market were $0.2 million for the second quarter of fiscal 2018 consistent with the second quarter of fiscal 2017.
Mr. Tusa added, “Our Retail market had significant growth in the quarter largely due to increased flu shot related orders as well as MedSafe orders in the Retail pharmacy market. We are well underway with the roll out of MedSafe to a major national retail pharmacy chain, and we should see a significant positive impact from this launch during the March 2018 quarter. Our inside and field sales teams continued to drive growth in the Professional market with their focus on matching customers to the best solution offerings for their business, so that they can effectively meet compliance requirements while remaining cost conscious. We remain uniquely positioned to capture business in the Pharma manufacturer market through our solution that not only facilitates proper disposal for medical waste but also provides the ability to track patient data and offers a branding opportunity.
“Billings from our unused medication management solutions grew $0.6 million, or 78%, for the quarter and represent approximately 12% of overall company revenue. Growing market awareness of our MedSafe and Takeaway Recovery System Envelopes, designed for the safe, convenient and proper disposal of opioid painkillers and other unused medications, positively impacted our Retail, Government, Professional and Assisted Living market billings. As the U.S. contends with a growing opioid crisis, we believe our system offers a proven solution for long-term care facilities, retail and hospital pharmacies, hospice, drug-treatment and licensed law enforcement markets as they work to ensure proper and safe disposal of ultimate user controlled and non-controlled unused or expired medications.”
Additional Operating Results
SG&A decreased to $2.8 million or 25% of sales for the second quarter of fiscal 2018 compared to $2.9 million or 30% of sales in the second quarter of the prior year.
Sharps achieved EBITDA of $0.5 million in the second quarter of fiscal 2018 as compared to EBITDA of $0.2 million in the second quarter of fiscal 2017. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).
Route-Based Businesses
During the second quarter of fiscal 2018, Sharps recognized $1.8 million in revenue from its route-based service offerings, representing approximately 16% of consolidated customer revenue. This demonstrated an increase as compared to revenues of $1.6 million in the second quarter of 2017 and was consistent with the prior year quarter as a percentage of overall revenue.

First Six Months 2018 Review
Sharps recorded revenue of $20.8 million in the first six months of 2018, an increase of 8% compared to revenue of $19.2 million in the first six months of 2017. Customer billings increased 9% to $20.9 million in the first half of fiscal 2018. Professional billings increased 11% to $6.5 million in the first six months of fiscal 2018 as compared to $5.8 million in the prior year period. In the first half of fiscal 2018, Retail billings increased 8% to $4.0 million as compared to $3.7 million in the first half of fiscal 2017. Pharmaceutical Manufacturer billings decreased 6% to $3.0 million in the first half of 2018 as compared to the first half of fiscal 2017. Home Health Care billings increased 6% to $4.1 million in the first six months of fiscal 2018 as compared to $3.9 million in the prior year period.  Assisted Living billings increased 5% to $1.2 million in the first half of fiscal 2018. Government billings increased 17% to $1.0 million in the first six months of fiscal 2018 as compared to $0.8 million in the prior year period.
Gross margin for the first six months of fiscal 2018 was 30%, consistent with the first six months of fiscal 2017. SG&A expense was reduced by 16% to $5.5 million in the first half of fiscal 2018. The first half of the prior year included $0.7 million of one-time expenses related to Sharps’ acquisition of Citiwaste. Without these costs, SG&A for the first half of fiscal 2017 was $5.9 million. The decrease in adjusted SG&A of $0.4 million reflects the impact of cost savings initiatives launched in the second quarter of fiscal 2017. The Company recorded operating income of $0.2 million in the first six months of fiscal 2018 as compared to an operating loss of $1.1 million in the first six months of fiscal 2017.
Net income for the first six months of fiscal 2018 was $0.2 million or $0.01 per basic and diluted share, compared to a net loss of $1.2 million or a net loss of $0.08 per basic and diluted share in the first six months of fiscal 2017.  During the first six months of 2017, the Company recorded approximately $0.7 million in acquisition related expenses associated with the completion of its acquisition of Citiwaste. Excluding these acquisition related expenses, on a non-GAAP basis, the Company reported an adjusted net loss of $0.5 million or ($0.03) per diluted share in the first half of 2017. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet
Cash and cash equivalents were $5.8 million at December 31, 2017 compared to $4.7 million at June 30, 2017. The Company had working capital of $10.9 million at December 31, 2017 compared to $10.5 million at June 30, 2017.
Looking Forward
Mr. Tusa concluded, “While our March quarter has been historically weak, we believe the March 2018 quarter could be positively impacted from the continued growth in all of our markets, including Retail, which should show growth related to our unused medication management solutions including the MedSafe. Our route-based business continues to gain traction and reach, complementing our mailback offering while contributing to our ability to service diverse markets with our wide range of cost effective and compliant solutions. As we move through the balance of 2018, we remain focused on expanding our leadership position in our target market of small and medium quantity generators.”

Second Quarter Fiscal Year 2018 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through February 23, 2017. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 24077. Transcript will also be posted to the Sharps website, once available.
About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-three (23) state region of the South, Southeast and Northeast portions of the United States.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Phone: (203) 972-9200 Email: jnesbett@institutionalms.com
FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	2017	2016	% Change	2017	2016	% Change

Revenue	$11,119	$9,707	14.5%	$20,802	$19,238	8.1%

Cost of revenue	7,988	6,812	17.3%	14,643	13,384	9.4%
Gross profit	3,131	2,895	8.2%	6,159	5,854	5.2%
Gross margin	28.2%	29.8%		29.6%	30.4%
SG&A expense	2,821	2,899	(2.7)%	5,546	6,598	(15.9)%
Depreciation and amortization	203	200		405	400

Operating Income (Loss)	107	(204)		208	(1,144)
Operating margin	1.0%	(2.1)%		1.0%	(5.9)%

Interest income	5	4		10	8
Interest expense	(23)	(27)		(47)	(58)
Total other expense	(18)	(23)		(37)	(50)

Income (loss) before income tax benefit	89	(227)		171	(1,194)
Income tax benefit	(67)	—		(60)	—
Net Income (Loss)	$156	$(227)		$231	$(1,194)

Net Income (Loss) Per Share
Basic and diluted	$0.01	$(0.01)		$0.01	$(0.08)

Weighted Average Shares Outstanding
Basic	16,047	15,929		16,028	15,898
Diluted	16,068	15,929		16,081	15,898

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	June 30,
	2017	2017

ASSETS:
Current assets:
Cash and cash equivalents	$5,763	$4,675
Accounts receivable, net	7,518	7,553
Inventory, net	4,359	4,098
Prepaid and other current assets	708	694
Total current assets	18,348	17,020
Property, plant and equipment, net	6,678	6,543
Other assets	220	120
Goodwill	6,735	6,735
Intangible assets, net	3,790	4,046
Total assets	$35,771	$34,464

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,613	$1,710
Accrued liabilities	1,910	1,800
Current maturities of long-term debt	579	601
Deferred revenue	2,375	2,421
Total current liabilities	7,477	6,532
Long-term deferred revenue, net of current portion	535	478
Other long-term liabilities	173	165
Long-term debt, net of current portion	1,724	2,002
Total liabilities	9,909	9,177
Stockholders’ equity	25,862	25,287
Total liabilities and stockholders' equity	$35,771	$34,464

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2017	% Total	2016	$ Change	%
BILLINGS BY MARKET:
Professional	$3,355	30.3%	$3,017	$338	11.2%
Home Health Care	2,114	19.1%	2,021	93	4.6%
Pharmaceutical Manufacturer	2,581	23.3%	1,642	939	57.2%
Retail	1,467	13.3%	1,404	63	4.5%
Assisted Living	621	5.6%	571	50	8.8%
Government	410	3.7%	371	39	10.5%
Environmental	337	3.0%	74	263	355.4%
Other	186	1.7%	165	21	12.7%
Subtotal	$11,071	100.0%	$9,265	$1,806	19.5%
GAAP Adjustment *	48		442	(394)
Revenue Reported	$11,119		$9,707	$1,412	14.5%

	Six-Months Ended December 31,
	2017	% Total	2016	$ Change	%
BILLINGS BY MARKET:
Professional	$6,456	30.9%	$5,835	$621	10.6%
Home Health Care	4,115	19.7%	3,887	228	5.9%
Retail	3,981	19.0%	3,701	280	7.6%
Pharmaceutical Manufacturer	2,999	14.3%	3,191	(192)	(6.0)%
Assisted Living	1,225	5.9%	1,164	61	5.2%
Government	964	4.6%	821	143	17.4%
Environmental	771	3.7%	142	629	443.0%
Other	404	1.9%	372	32	8.6%
Subtotal	$20,915	100.0%	$19,113	$1,802	9.4%
GAAP Adjustment *	(113)		125	(238)
Revenue Reported	$20,802		$19,238	$1,564	8.1%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2017	% Total	2016	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$6,629	59.9%	$5,973	$656	11.0%
Route-Based Pickup	1,830	16.5%	1,580	250	15.8%
Unused Medications	1,317	11.9%	742	575	77.5%
Third Party Treatment	337	3.0%	74	263	355.4%
Other	958	8.7%	896	62	6.9%
Total Billings By Solution	$11,071	100.0%	9,265	$1,806	19.5%

	Six-Months Ended December 31,
	2017	% Total	2016	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$12,129	58.0%	$12,539	$(410)	(3.3)%
Route-Based Pickup	3,591	17.2%	3,045	546	17.9%
Unused Medications	2,489	11.9%	1,533	956	62.4%
Third Party Treatment	771	3.7%	142	629	443.0%
Other	1,935	9.2%	1,854	81	4.4%
Total Billings By Solution	$20,915	100.0%	19,113	$1,802	9.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2017	% Total	2016	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$6,140	55.5%	$4,823	$1,317	27.3%
Distributors	3,319	30.0%	2,997	322	10.7%
Inside and Online Sales	1,612	14.5%	1,445	167	11.6%
Total Billings By Channel	$11,071	100.0%	$9,265	$1,806	19.5%

	Six-Months Ended December 31,
	2017	% Total	2016	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$11,468	54.8%	$10,667	$801	7.5%
Distributors	6,087	29.1%	5,651	436	7.7%
Inside and Online Sales	3,360	16.1%	2,795	565	20.2%
Total Billings By Channel	$20,915	100.0%	$19,113	$1,802	9.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net Income (Loss)	$156	$(227)	$231	$(1,194)

Income tax benefit	(67)	—	(60)	—
Interest expense, net	18	23	37	50
Depreciation and amortization	394	370	784	708

EBITDA	$501	$166	$992	$(436)

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net Income (Loss)	$156	$(227)	$231	$(1,194)

Diluted net income (loss) per share	$0.01	$(0.01)	$0.01	$(0.08)

Adjustments:
Acquisition costs	—	—	—	702

Adjustments	—	—	—	702

Adjusted Net Income (Loss)	$156	$(227)	$231	$(492)

Adjusted diluted net income (loss) per share	$0.01	$(0.01)	$0.01	$(0.03)

*In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company defines adjusted net income as net income plus or minus certain nonrecurring transactions such as acquisition costs, executive severance costs, significant legal settlements and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.